Exhibit 99.1

Bank of South Carolina Corporation Announces Third Quarter Earnings

CHARLESTON, S.C., Oct. 8, 2020 /PRNewswire/ -- The Bank of South Carolina Corporation (Nasdaq: BKSC) announced unaudited earnings of $1,703,271, or $0.31 and $0.30 basic and diluted earnings per share, respectively, for the quarter ended September 30, 2020 – a decrease of $311,520, or 15.46%, from earnings for the quarter ended September 30, 2019 of $2,014,791, or $0.36 basic and diluted earnings per share. Unaudited earnings for the nine months ended September 30, 2020 decreased $819,477, or 14.78%, to $4,725,425 compared to $5,544,902 for the nine months ended September 30, 2019. Annualized returns on average assets and average equity for the nine months ended September 30, 2020 were 1.28% and 11.77%, respectively, compared with September 30, 2019 annualized returns on average assets and average equity of 1.69% and 15.26%, respectively.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "We continue to produce respectable earnings in an exceptionally difficult interest rate environment. Asset quality remains our number one priority with a strong existing loan loss reserve to move through this credit cycle. Income from our mortgage operation continues to make a significant contribution to offset the effects of lower net interest income. New account activity is steady, and deposit growth remains ahead of budget. As we enter the fourth quarter, we begin the process of assisting our PPP loan customers through the SBA forgiveness process. Our North Charleston office continues to grow in loans and deposits, and we remain excited about our expanded presence in this growing market. Additionally, cumulative earnings returned to shareholders since inception will surpass $50 million with the upcoming payment of our recently declared dividend– marking another milestone for the Bank and our shareholders."

The following table shows the balance sheet and income statement highlights:

	(Unaudited) September 30,	(Unaudited) September 30,
	2020	2019

Common stock shares outstanding	5,519,259	5,530,001
Book value per share	$ 9.88	$ 9.33
Total assets	$ 529,100,090	$ 453,060,365

Three Months Ended

Net income	$ 1,703,271	$ 2,014,791

Basic earnings per share	$ 0.31	$ 0.36
Diluted earnings per share	$ 0.30	$ 0.36

Weighted average shares outstanding:
Basic	5,527,696	5,526,233
Diluted	5,696,247	5,595,056
Nine Months Ended
Net income	$ 4,725,425	$ 5,544,902
Basic earnings per share	$ 0.85	$ 1.00
Diluted earnings per share	$ 0.83	$ 0.99
Weighted average shares outstanding:
Basic	5,529,189	5,519,337
Diluted	5,695,614	5,588,532

About Bank of South Carolina Corporation

The Bank of South Carolina Corporation is the holding company of The Bank of South Carolina ("The Bank"). The Bank is a South Carolina state-chartered bank with offices in Charleston, North Charleston, Summerville, Mt. Pleasant, and the West Ashley community and has been in continuous operation since 1987. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, Executive Vice President and Chief Financial Officer, (843) 724-1500